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EXHIBIT 10.9

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of July 17, 2003, by and between Bank of America, N.A., a national banking association (“Bank”) and the Borrower described below.

In consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

A. Borrower: Fountain Powerboats, Inc., a North Carolina corporation.

B. Borrower’s Address: 1653 Whichards Beach Road, Washington, North Carolina 27889.

C. Corporate Guarantor: Fountain Powerboat Industries, Inc., a Nevada corporation, and the parent corporation of the Borrower.

D. Current Assets. Current Assets means, with respect to the Corporate Guarantor and the Borrower on a consolidated basis, the aggregate amount of all assets which would, in accordance with GAAP, properly be defined as current assets.

E. Current Liabilities. Current Liabilities means, with respect to the Corporate Guarantor and the Borrower on a consolidated basis, the aggregate amount of all current liabilities as determined in accordance with GAAP, but in any event shall include all liabilities except those having a maturity date which is more than one year from the date as of which such computation is being made.

F. Default. Default means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

G. Event of Default. Event of Default means any of the occurrences set forth in Section 10 of the Note (as defined in Section 2 below).

H. Hazardous Materials. Hazardous Materials include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

I. Loan. Any loan described in Section 2 hereof and any subsequent loan which states that it is subject to this Loan Agreement.

J. Loan Documents. Loan Documents means this Loan Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

K. Material Adverse Effect. Material Adverse Effect means a material adverse effect on the financial condition of the Borrower and the Corporate Guarantor, taken as a whole.

L. Permitted Liens. Permitted Liens means:

(i)	Liens created under the Loan Documents in favor of the Bank;

(ii)	Liens imposed by law for taxes, assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which liens are not yet exercisable to effect the sale or seizure of property subject thereto;

(iii)	Statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens arising in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, which liens are not yet exercisable to effect the sale or seizure of property subject thereto;

(iv)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, surety and appeal bonds, contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts (but excluding liens arising under the Employee Retirement Income Security Act of 1974, as amended);

(v)

easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower; and

(vi)	Liens in favor of Brunswick Corporation to secure obligations under the RMF Reimbursement Agreement, as such document is more fully described in the Master Agreement among Brunswick Corporation, the Borrower, the Corporate Guarantor and Reginald M. Fountain, Jr. dated as of July 17, 2003.

(vii)	Liens disclosed to the Bank prior to the date of this Agreement which will be terminated or released at or immediately after funding of the Loan as a result of the disbursement of Loan proceeds.

M. Swap Agreement. Swap Agreement means any document, instrument or agreement between the Borrower and the Bank or any affiliate of the Bank, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

N. Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3.H. hereof.

2. LOAN. The Bank hereby agrees to make a term loan to Borrower in the aggregate principal face amount of $18,000,000. The obligation to repay the Loan is evidenced by a promissory note dated July 17, 2003 (the promissory note, together with any and all renewals, extensions or rearrangements thereof, and any additional indebtedness incurred in the future, being hereafter collectively referred to as the “Note”) having a maturity date, repayment terms and interest rate as set forth in the Note.

3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

A. Good Standing/State of Organization. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of North Carolina and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

B. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

C. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

D. Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

E. No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

F. Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of liens, except Permitted Liens.

G. Taxes. All material taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all federal and other material tax returns which it is required to file.

H. Material Adverse Change. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower’s financial condition, including all material contingent liabilities as of the date or dates thereof, and there has been no material adverse change in the financial condition or operations of Borrower since March 31, 2003. All factual information furnished by Borrower to Bank in connection with this Agreement and any other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

I. Environmental. The conduct of Borrower’s business operations and the condition of Borrower’s property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

J. Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

A. Financial Condition. Maintain Borrower’s financial condition as follows, determined in accordance with GAAP applied on a consistent basis throughout the period involved except to the extent modified by the following definitions. In all cases, the ratios will be based on the results of the Corporate Guarantor and the Borrower determined on a consolidated basis, and calculated at the end of each calendar quarter using the results of the twelve-month period ending with that reporting period and annually based on the audited fiscal year-end financial statements.

i. Total Liabilities to Tangible Net Worth. Maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding the ratios set forth opposite each period set forth below:

Period	Total Liabilities to Tangible Net Worth
The date hereof through December 31, 2003	4.75 to 1.00

January 1, 2004 through September 30, 2004	3.50 to 1.00

From October 1, 2004 and Thereafter	3.00 to 1.00

“Total Liabilities” means the sum of Current Liabilities plus long-term liabilities. “Subordinated Liabilities” means liabilities subordinated to Borrower’s obligations to Bank in a manner acceptable to Bank.

“Tangible Net Worth” means the gross book value of the assets of the Corporate Guarantor and Borrower determined on a consolidated basis (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower) plus the non-current portion of liabilities subordinated to Bank in a manner acceptable to Bank, less Total Liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

ii. Current Maturity Coverage Ratio. Maintain on a consolidated basis a Current Maturity Coverage Ratio of at least 1.50 to 1.00.

“Current Maturity Coverage Ratio” means the ratio of Cash Flow to the sum of the current portion of long-term liabilities plus interest expense plus the current portion of capital leases. “Cash Flow” is defined as net income of the Corporate Guarantor and the Borrower determined on a consolidated basis, after taxes, plus depreciation, depletion, amortization and other non-cash charges plus interest expense, minus dividends, withdrawals, loans, advances, and other distributions to the Corporate Guarantor’s and the Borrower’s owners, partners, members, stockholders, or affiliates, minus non-financed capital expenditures, minus extraordinary income. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the twelve-month period ending with that reporting period and annually based on the audited fiscal year-end financial statements. The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

iii. Funded Debt to EBITDA Ratio. Maintain on a consolidated basis a Funded Debt to EBITDA Ratio not exceeding the ratios set forth opposite each period set forth below:

Period	Funded Debt to EBITDA Ratio
The date hereof through December 31, 2003	4.25 to 1.00

January 1, 2004 through September 30, 2004	4.00 to 1.00

From October 1, 2004 and Thereafter	3.75 to 1.00

“Funded Debt” means all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long-term indebtedness.

“Funded Debt to EBITDA Ratio” means the ratio of Funded Debt to EBITDA. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the twelve-month period ending with that reporting period and annually based on the audited fiscal year-end financial statements.

“EBITDA” means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

B. Financial Statements and Other Information. Maintain a system of accounting sufficient to prepare financial statements in accordance with GAAP, permit Bank’s officers or authorized representatives to visit and inspect Borrower’s books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower’s books and records will be located at Borrower’s chief executive office set forth above. All financial statements called for below shall be prepared in form and content acceptable to Bank and by independent certified public accountants acceptable to Bank.

In addition, Borrower will:

i. Furnish to Bank audited consolidated financial statements of the Corporate Guarantor and the Borrower for each fiscal year of Borrower, within 95 days after the close of each such fiscal year.

ii. Furnish to Bank interim CPA-reviewed consolidated financial statements (including a balance sheet and profit and loss statement) of the Corporate Guarantor and the Borrower for each quarter of each fiscal year of Borrower, within 50 days after the close of each such period.

iii. Furnish to Bank annual financial statements of Reginald M. Fountain, Jr. on a form reasonably acceptable to the Bank.

iv. Furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may reasonably request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

v. Furnish to Bank monthly reporting on trading assets, including an aging of accounts receivable and an inventory listing to include work in process, within 15 days after the end of each month.

vi. Furnish to Bank an annual capital expenditures budget on or before May 31 of each year.

vii. Furnish to Bank annual financial statement projections on or before May 31 of each year.

viii. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of the Corporate Guarantor and the Borrower, respectively, from time to time, as Bank may reasonably request.

C. Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are reasonably satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 30 days prior to each policy renewal.

D. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions, except where failure to be in good standing, to be qualified or to be in compliance would not reasonably be expected to have a Material Adverse Effect.

E. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except (i) to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner and against which adequate reserves have been established in accordance with GAAP, and (ii) in the case of any taxes, assessments or other obligations (other than Federal taxes), to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

F. Maintenance. Maintain all of its tangible property in good condition and repair (ordinary wear and tear excepted) and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

G. Environmental. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower’s business operations; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower with respect to Borrower’s business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower’s places of business or at any other property owned by Borrower except such materials as are incidental to Borrower’s normal course of business, maintenance and repairs and which are handled in material compliance with all applicable material environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower’s places of business or any other property of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and audit. Borrower shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower’s business operations within five (5) days of the request therefore.

H. Deposit Accounts. Maintain all of its primary deposit accounts with the Bank.

I. Swap Agreement. On or before the date hereof, the Borrower shall enter into a Swap Agreement with respect to the obligations of the Borrower evidenced by the Note in an aggregate notional amount not less than fifty percent (50%) of the amount of the Loan.

5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

A. Disposal of Assets Outside Ordinary Course of Business. Sell, assign, lease, transfer or otherwise dispose of any part of Borrower’s business or Borrower’s assets, except in the ordinary course of Borrower’s business.

B. Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets, except Permitted Liens.

C. Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt of another, or otherwise) other than to Bank, except for (i) normal trade debts incurred in the ordinary course of Borrower’s business, (ii) existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, and (iii) indebtedness for equipment leases provided that the aggregate annual lease payments permitted under this clause (iii) shall in no event exceed $50,000.

D. Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

E. Change of Management. Permit Reginald M. Fountain, Jr. to cease to serve as Chief Executive Officer unless within 180 days the Borrower shall have selected a successor Chief Executive Officer reasonably acceptable to the Bank.

F. Suspend Business. Voluntarily liquidate, dissolve or suspend its business.

G. Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other person or permit to exist any loans or advances to any person, except that the Borrower may maintain investments or invest in (i) U. S. Government obligations, (ii) stock of subsidiaries, (iii) bank deposits in the ordinary course of business, (iv) the cash reserve account described in and governed by the Blocked Account Agreement among the Borrower, the Bank and Brunswick Corporation dated as of the date hereof, and (v) other investments in an aggregate principal amount at any time outstanding not to exceed $100,000.

H. Merger or Consolidation. Consolidate with or merge into any other person or permit any other person to merge into the Borrower.

I. Dividends and Distributions. Make any dividends or distributions or apply or set apart any of its assets therefore or agree to do any of the foregoing.

6. EVENTS OF DEFAULT. The occurrence of any of the events set forth in Section 10 of the Note shall constitute an Event of Default hereunder.

7. REMEDIES UPON EVENT OF DEFAULT. If an Event of Default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

Borrower:

Fountain Powerboats, Inc.

1653 Whichards Beach Road

Washington, North Carolina 27889

Fax. No. (252) 975-0750

With a copy to:

Brunswick Corporation

1 North Field Court

Lake Forest, Illinois 60045-4811

Attention: General Counsel

Fax No. (920) 929-5253

Bank:

Bank of America, N.A.

NC7-002-02-01

One Hannover Square, Suite 201

Raleigh, North Carolina 27601

Fax No. (919) 829-6604

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

A. If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid;

B. If sent by any other means, upon delivery.

9. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel if permitted by applicable law), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) all other costs and attorneys’ fees incurred by Bank for which Borrower is obligated to reimburse Bank in accordance with the terms of the Loan Documents.

10. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

A. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity, shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

B. Applicable Law. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of North Carolina and applicable United States federal law.

C. Amendment. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank and, in the case of an amendment the Borrower, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower’s rights or obligations hereunder shall be made or be effective without Bank’s prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

D. Documents. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Bank shall be in form and content reasonably satisfactory to Bank and its counsel.

E. Partial Invalidity. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

F. Indemnification. Notwithstanding anything to the contrary contained in Section 10(G), Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower’s business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower’s business operations, or gaseous emissions arising from Borrower’s business operations or any other condition existing or arising from Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false, except, in each case, where arising out of the gross negligence or willful misconduct of the Bank. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’ s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Bank, and of any third parties.

The Borrower’s obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

G. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Loan shall not have expired.

11. ADDITIONAL PROVISIONS: The Borrower shall comply with those additional provisions set forth on Exhibit “            ” attached hereto and by reference made a part hereof.

12. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. FOR THE PURPOSES OF THIS ARBITRATION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF BANK INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. NOTWITHSTANDING THE FOREGOING, HOWEVER, IN THE EVENT BRUNSWICK CORPORATION SUCCEEDS TO THE RIGHTS OF THE BANK AS THE HOLDER OF THE NOTE, THE ARBITRATION SHALL BE CONDUCTED IN LAKE COUNTY, ILINOIS. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

13. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BORROWER: Fountain Powerboats, Inc.	BANK: Bank of America, N.A.

By: /s/ Reginald M. Fountain, Jr.	By: /s/ Paula A. Kirby
Name: Reginald M. Fountain, Jr.	Name: Paula A. Kirby
Title: Chairman, CEO and President	Title: Senior Vice President

[Corporate Seal]